Exhibit 99.1

Lantheus Holdings Appoints Robert J. Marshall, Jr. as Chief Financial Officer and Treasurer

NORTH BILLERICA, Mass. (August 20, 2018) – Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), the parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today announced that it has appointed Robert J. Marshall, Jr. as Chief Financial Officer and Treasurer, effective September 24, 2018. Mr. Marshall succeeds Jack Crowley, who will continue with the Company in a full time advisory role until September 28, 2018, and will work with Mr. Marshall to ensure a smooth transition.

Mr. Marshall brings to the Company more than 30 years of finance experience, including in M&A, capital markets and investor relations. Prior to joining the Company, Mr. Marshall spent 16 years with Zimmer Biomet Holdings, Inc. (NYSE: ZBH), a global medical device company with a leading position in musculoskeletal health. He held various senior leadership roles, including Vice President, Investor Relations and Corporate Treasurer, and most recently as Vice President, Americas Finance, for the U.S., Canadian and Latin American commercial markets. Prior to Zimmer Biomet, Bob was employed with Brown & Williamson Tobacco, a subsidiary of British American Tobacco, p.l.c., in Louisville, Kentucky, where he held several positions of increasing responsibility.

“Bob’s financial acumen and extensive experience in M&A, capital markets and investor relations make him an ideal fit as we look to grow our business and deliver long-term sustainable growth and profitability. He has particularly strong transactional expertise, which will be useful as we look to grow both organically and through future potential acquisitions,” said Mary Anne Heino, President and Chief Executive Officer of the Company. “We thank Jack for his valued service to the Company over the past eight years, and we wish him well in his future endeavors.”

Mr. Marshall said, “I am excited to join Lantheus as it enters its next phase of growth. I look forward to working with my new colleagues and employing my experience to help the Company continue its strong performance record, optimize its balance sheet, execute on strategic transactions and commercialize innovative products.”

Mr. Marshall holds a Master of Business Administration degree from Indiana University, South Bend, and a Bachelor of Business Administration in Finance from the University of Notre Dame. Bob also holds the CFA designation.

Mr. Crowley said, “I am thankful for being part of the Lantheus team that has both grown the Company into one of the market leaders it is today and positioned it well for its next stage of growth. I am confident that the Company is in a strong position moving forward.”

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of LMI, a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, including the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. The Company is headquartered in North Billerica, Massachusetts with offices in Puerto Rico and Canada. For more information, visit www.lantheus.com.

CONTACT

Meara Murphy

978-671-8508

Director, Investor Relations and Corporate Communications

Lantheus Holdings, Inc.

Mary Anne Heino

978-671-8608

President and Chief Executive Officer

Lantheus Holdings, Inc.